Exhibit 99.4

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the rights offering (the “rights offering”) by Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), to the holders of record of its common stock, par value $0.01 per share (the “common stock”), as described in the Company’s Prospectus dated [●], 2021 (as it may be amended or supplemented, the “Prospectus”). Holders of common stock as of 5:00 p.m., New York City time, on June 1, 2021 are receiving non-transferable subscription rights (the “rights”) to purchase up to $30 million in aggregate principal amount of the Company’s 7% senior subordinated convertible notes due 2031 (the “Notes”). Each holder will receive one (1) right for every eight (8) shares of common stock owned of record as of the record date.

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on [●], 2021 the last business day prior to the scheduled expiration date of the rights offering of [●], 2021 (which may be extended by the Company).

This will instruct you whether to exercise the Rights to purchase Notes distributed with respect to the shares of the Company’s common stock, held through you as broker, dealer, custodian bank or other nominee for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use Of Wheeler Real Estate Investment Trust, Inc. Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS.

Box 2. ☐ Please EXERCISE RIGHTS as set forth below:

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF RIGHTS:

☐	I apply for ALL of my entitlement of Notes pursuant to		x	0.125	x	$25.00	=	$ ____________
	the basic subscription privilege	(no. of common stock)		(subscription ratio)		(principal amount of Notes)

EXAMPLE: If you own 1,000 shares of common stock, your basic subscription privilege permits the purchase of $3,125.00 principal amount of Notes. [1,000 shares of common stock / 8 = 125 (with fractional shares rounded down to the nearest whole number) x $25.00]

☐	In addition, I apply for additional Notes pursuant to the over-subscription privilege*		x	$25.00	=	$ ____________
		(no. of additional Notes)		(principal amount of Notes)

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF NOTES PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE:

☐	I apply for		x	0.125	x	$25.00	=	$ ____________
		(no. of common stock)		(subscription ratio)		(principal amount of Notes)

Amount of check or money order enclosed:	$ ____________

*	You can only participate in the over-subscription privilege if you have subscribed for your full entitlement of Notes pursuant to the basic subscription privilege

Box 3. ☐ Payment in the following amount is enclosed: $ ________________

Box 4. ☐ Please deduct payment of $ __________ from the following account maintained by you as follows:

Type of Account ________________ Account No. ________________

Amount to be deducted:                             $ ________________

Signature (s):
Please type or print name(s) below:

Date: [●], 2021

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